Exhibit 99.01

CONTACTS

Media Contact	Investor Contact
Spring Harris NortonLifeLock Inc.	Mary Lai NortonLifeLock Inc.
Press@NortonLifeLock.com	IR@NortonLifeLock.com

NortonLifeLock’s Acquisition of Avast to Close September 12, 2022

NortonLifeLock Receives Approval from U.K. Competition and Markets Authority (CMA)

TEMPE, Ariz. – September 2, 2022 – NortonLifeLock (NASDAQ: NLOK), a global leader in consumer Cyber Safety, today announced its merger with Avast plc (“Avast” or the “Company”) is now expected to close on September 12, 2022, following the issuance of the CMA’s final report clearing the transaction.

The Merger is proposed to be effected by means of a U.K. court-sanctioned scheme of arrangement under which Nitro Bidco Limited, a wholly owned subsidiary of NortonLifeLock, will acquire the entire issued and to be issued ordinary share capital of Avast, and remains subject to the terms and additional conditions to closing set out in the scheme document that was published on October 28, 2021. This timeline may be subject to change. To see the additional details regarding the transaction, visit https://investor.nortonlifelock.com/Offer-for-Avast.

About NortonLifeLock Inc.

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety, protecting and empowering people to live their digital lives safely. We are the consumer’s trusted ally in an increasingly complex and connected world. Learn more about how we’re transforming Cyber Safety at www.nortonlifelock.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “aim”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are many factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such factors include the possibility that the merger will not be completed on a timely basis or at all, whether due to the failure to satisfy the conditions of the merger (including approvals or clearances from regulatory and other agencies and bodies) or otherwise. Additional information concerning these and other risk factors is contained in the Risk Factors sections of NortonLifeLock’s most recent reports on Form 10-K and Form 10-Q, the contents of which are not incorporated by reference into, nor do they form part of, this press release. By their nature, these forward-looking statements involve known and unknown risks, as well as uncertainties because they relate to events and depend on circumstances that will occur in the future. No assurance can be given that such expectations will prove to have been correct and persons reading this press release are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. All subsequent oral or written forward-looking statements attributable to NortonLifeLock,

Avast or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. NortonLifeLock does not assume any obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law, regulation or stock exchange rules.

Restricted Jurisdictions

Copies of this announcement and any formal documentation relating to the merger are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from any jurisdiction where local laws or regulations may result in a significant risk of legal or regulatory exposure if information concerning the merger were made available in that jurisdiction, or if details regarding any election that may be made in connection with the merger is or were extended or made available in that jurisdiction, or where to do so would result in a requirement to comply with any governmental or other consent or any registration, filing or other formality which NortonLifeLock or Avast regards as unduly onerous. Any persons receiving this announcement, or any such documents (including custodians, nominees and trustees), must not mail or otherwise forward, distribute or send them in or into or from any such restricted jurisdiction.

No Offer or Solicitation

The information contained in this press release is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or the solicitation of an offer to subscribe for an invitation to subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the merger or otherwise, nor shall there be any sale, issuance, subscription or transfer of securities in any jurisdiction in contravention of applicable law or regulation. In particular, this press release is not an offer of securities for sale in the United States. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued as part of the merger are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the Securities Act. The merger will be made solely by means of the scheme document published by Avast, or (if applicable) pursuant to an offer document to be published by NortonLifeLock, which (as applicable) would contain the full terms and conditions of the merger. Any decision in respect of, or other response to, the merger, should be made only on the basis of the information contained in such document(s). If NortonLifeLock ultimately seeks to implement the merger by way of a takeover offer, that offer will be made in compliance with applicable US laws and regulations.